Filed Pursuant to Rule 433
Registration Statement No. 333-166176
Thermo Fisher Scientific Inc.
Term Sheet

August 9, 2011
2.250% Senior Notes due 2016

Issuer:	Thermo Fisher Scientific Inc.

Principal Amount:	$1,000,000,000

Maturity Date:	August 15, 2016

Coupon (Interest Rate):	2.250%

Yield to Maturity:	2.287%

Spread to Benchmark Treasury:	T+115 bps

Benchmark Treasury:	1.50% due July 31, 2016

Benchmark Treasury Price and Yield:	101-24 / 1.137%

Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2012

Redemption Provision:	We may redeem the notes in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption, if any.

Issue Price:	99.826%

Settlement Date:	August 16, 2011 (T+5)

Ratings 1):	Moodys: A3 S&P: A Fitch: A-

Concurrent Debt Offerings:	We are also offering $1,100,000,000 of our 3.600% Senior Notes due 2021

CUSIP:	883556 BA9

ISIN:	US883556BA95

Joint Book-Running Managers	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Deutsche Bank Securities Inc. RBS Securities Inc. Goldman, Sachs & Co.

Co-Managers	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc.

1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847; calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; or by calling J.P. Morgan Securities LLC at 212-834-4533.

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